Exhibit (d)(3)
October 5, 2006
CONFIDENTIAL
AEGON USA, Inc.
4333 Edgewood Road NE
Cedar Rapids, IA 52499-0010
Attention: Mr. James A Beardsworth
     AEGON USA, Inc (through certain of its subsidiaries or affiliates, “you”) desires to investigate a possible transaction (the “Possible Transaction”) with Clark, Inc. (together with its subsidiaries, the “Company”). The Company has received your letter dated October 5, 2006. In connection with your consideration of the Possible Transaction, we agree to provide you with certain information concerning the Company. As a condition to, and in consideration of, the furnishing of such information to you, the parties agree to treat such information in accordance with the provisions of this letter agreement (the “Agreement”) and to take or abstain from taking certain other actions as set forth herein.
     As used in this Agreement, the following terms shall have the meaning ascribed to them below:
(a)	the term “Representatives” shall mean directors, officers, employees, affiliates (as such term is used in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) agents, advisors, representatives or controlling persons within the meaning of Section 20 of the Exchange Act;

(b)	the term “person” shall be broadly interpreted to include, without limitation, corporation, company, partnership, trust or other business entity or any individual; and

(c)	the term “Proprietary Information” shall include, without limitation, communicated in either written, electronic or oral form, the identity of the Company and all information concerning the Company, its businesses and operations obtained or ascertained by you as a result of any visit to any facility occupied by the Company, or furnished to you or your Representatives by the Company, or their Representatives, whether prepared by the Company, their Representatives or otherwise and whether obtained or furnished before or after the date hereof and regardless of the manner in which it is furnished, together with all analyses, compilations, forecasts, studies or other documents (including this Agreement) or records prepared by you or your Representatives that contain or otherwise reflect or are generated from such information, but does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was available to you or your Representatives on a non-confidential basis prior to its disclosure to you by the Company or its Representatives, or (iii) becomes available to you or your

Representatives on a non-confidential basis from a person other than the Company or its Representatives who is not otherwise known to you or your Representatives to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation. The Company’s Proprietary Information shall be at all times their sole and exclusive property, notwithstanding disclosure thereof to you or your Representatives pursuant to the terms of this Agreement.
     All inquiries and any requests for information concerning the Company and any discussion regarding this Agreement or procedures, timing and terms relating to the Possible Transaction should be submitted or directed to Sandler O’Neill & Partners, LP (“Sandler O’Neill”), unless the parties otherwise agree.
     Unless otherwise previously agreed to in writing by the Company, you agree
(a)	not to use Proprietary Information for any purpose other than in connection with your evaluation of the Possible Transaction;

(b)	to keep all Proprietary Information confidential and not to disclose or reveal in any manner whatsoever any Proprietary Information to any person other than your Representatives who need to know the Proprietary Information for the purpose of evaluating the Possible Transaction and who have been advised by you of, and have agreed to be bound by, the terms and conditions of this Agreement; and

(c)	discussions are taking place between the Company and you or your Representatives regarding the Possible Transaction, the content of the discussions, and the participation of the parties in the discussions shall also be regarded as Proprietary Information.
     You agree that you will make all reasonable, necessary and appropriate efforts to safeguard the Proprietary Information from disclosure to anyone other than as permitted hereby and that you will be responsible for any breach of the terms hereof by you or your Representatives.
     In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, you agree that you will provide the Company with immediate notice of such request(s) or requirement(s) to enable the Company to seek an appropriate protective order, waive compliance with the provisions of this Agreement or take other appropriate action, You and your Representatives agree to use your best efforts to assist the Company and its Representatives in obtaining such a protective order at Company’s sole expense. If, in the absence of a protective order or the receipt of a waiver hereunder, you or any of your Representatives is nonetheless, in the opinion of your counsel, compelled under applicable law to disclose the Proprietary Information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, you or such Representative, after prior written notice to the Company, may disclose to such tribunal only such Proprietary Information that you or such Representative are compelled to disclose. You and your Representatives shall also contemporaneously supply the Company with the compelled Proprietary Information.
     Except to the extent otherwise required by law, you will not and you will direct your Representatives not to, without the prior written consent of the Company, disclose to any person (other than those who need to know for the purpose of evaluating the Possible Transaction) any information about the Possible Transaction, or the terms, conditions or other facts relating thereto, including the fact that preliminary discussions or negotiations are taking or have taken place with respect thereto or the status thereof, or the fact that the Proprietary Information has been made available to you or your Representative.
     In addition, the parties hereby acknowledge that each is aware (and that its Representatives who are apprised of this matter have been advised) of its responsibility under the federal securities laws with respect to purchasing or selling securities of a company about which it (or its Representatives) have material nonpublic information and agree that it will neither use, nor cause any third party to use, any information in contravention of such securities laws or any rules or regulations promulgated thereunder.
     You agree that, for a period of one (1) year from the date hereof, unless specifically authorized in writing in advance by an authorized representative of the Company, none of you or your affiliates (as defined in Rule 12b-2 under the Exchange Act), or any person acting on behalf of or in concert with you or your affiliates, will in any manner, directly or indirectly, (i) acquire, agree to acquire or offer or assist, advise or encourage any other person in acquiring any equity securities of the Company, any warrants or options to acquire such securities, any securities convertible into or exchangeable for such securities or any other right to acquire such securities, other than those acquired in a fiduciary or investment advisory capacity or in satisfaction of a bona fide debt previously contracted which in the aggregate do not constitute more than an additional 1% of the Company’s outstanding voting securities; (ii) enter into or offer to enter into any merger or other business combination involving the Company, or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company; (iii) make, or in any way participate in, any “solicitation” of proxies or consents (whether or not relating to the election or removal of directors) within the meaning of Rule 14a-1 under the Exchange Act with respect to any securities of the Company, or seek to advise or influence any person with respect to the voting of any securities of the Company, or demand a copy of the stock ledger, list of stockholders, or any other books and records of the Company; (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), with respect to any securities of the Company; (v) otherwise act, alone or in concert with others, to seek control or influence, in any, manner, the management, Board of Directors or policies of the Company; (vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing, or make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing; or (vii) make any publicly disclosed proposal regarding any of the foregoing.
     If you determine that you do not wish to proceed with the Possible Transaction, you will promptly advise us of that decision. Upon the request of the Company at any time, you and your Representatives will promptly either destroy or deliver to the Company all of the Proprietary

Information, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in your possession, in the possession of any of your Representatives or in the possession of any other person to whom you have provided any of the Proprietary Information.
     Although the Company will endeavor to include in the Proprietary Information information known to it which the Company and its Representatives believe to be reliable and relevant for the purpose of your evaluation of the Possible Transaction, you understand and acknowledge that the Company and its Representatives do not make any representation or warranty, either express or implied, as to the accuracy or completeness of the Proprietary Information. You agree that neither the Company, Sandler O’Neill, nor any of their Representatives shall have any liability to you or any of your Representatives on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise) as a result of your participation in evaluating the Possible Transaction or relating to or arising from the use of the Proprietary Information by you and your Representatives.
     For a period of time beginning upon the date this Agreement is executed by you and the Company and ending on November 8, 2006, so long as in the good faith judgment of the Company the negotiations and due diligence are proceeding productively, the Company shall not, nor shall the Company authorize or permit any Representative of the Company to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal regarding a Possible Transaction (an “Acquisition Proposal”), or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that this paragraph shall not prohibit the Company from engaging in discussions in response to any unsolicited Acquisition Proposal that the Company’s Board of Directors determines in good faith is or may be superior to your Acquisition Proposal. Before engaging in any discussions in response to an unsolicited Acquisition Proposal, the Company shall first notify you in writing of its intent to do so. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this paragraph by any Representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise shall be determined to be a breach of this Agreement by the Company.
     You understand and agree that (i) neither this Agreement, nor any actions contemplated hereby, shall constitute an offer of any kind or an agreement to affect a Possible Transaction with you, (ii) the Company may conduct the process that may or may not result in a transaction between you and the Company in such manner as the Company, in its sole discretion, may determine (including, without limitation, negotiating and entering into a final agreement with any third party without notice to you), and (iii) subject to the foregoing paragraph, the Company reserves the right to terminate all further discussions with you and request that you return all Proprietary Information to the Company. Nothing in this Agreement shall prevent the Company, now or in the future from considering business ideas similar or related to the Possible Transaction.
     It is understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement by you or your Representatives and the Company shall be entitled to seek specific performance and injunctive relief as remedies for any such breach or any threat of such breach. Such remedies shall not be deemed to be the exclusive remedies for any such breach of this Agreement but shall be in addition to all other remedies at law or in equity available to the Company. In the event of a breach of this Agreement by one of the parties to the Agreement, that company shall indemnify and hold the other party harmless from and against any damages, losses or costs whatsoever, including reasonable attorneys’ fees.
     The parties further agree that, if the Possible Transaction is not consummated, neither party will, without the consent of the other, solicit for employment, hire or divert any of the other company’s officers, employees or agents (other than independent agents who do not participate in the evaluation of the Possible Transaction) for a period of one (1) year from the date of this Agreement, except that neither party shall be precluded by the terms of this Agreement from hiring and employing any such person who responds to a general public advertisement placed by you.
     It is further understood and agreed that no failure or delay by the Company or its Representatives in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     This Agreement shall constitute the entire agreement between the parties with regard to the subject matter hereof and supercedes all prior representations and understandings with respect to the subject matter whether written or oral. No modification, amendment or waiver of this Agreement shall be binding without the written consent of each of the parties hereto.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to choice of law doctrines. Each of the parties hereto consents to personal jurisdiction in such State and voluntarily submits to the jurisdiction of the courts of such State in any action or proceeding with respect to this agreement, including the federal district courts located in such State. You agree that you may be served with process at your address set forth on the first page hereof.
     In the event of a sale of the Company’s assets or stock, or any substantial portion thereof, the Company presently intends to assign to the purchaser of such assets or stock all rights of the Company under and pursuant to this Agreement, including, without limitation, the right to enforce all the terms of this Agreement.
     This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

     Please confirm your agreement to the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours, Clark, Inc.
By:	/s/ Randolph A. Pohlman
	Name:	Randolph A. Pohlman
	Title:	Lead Director/Chairman of Special Committee

Accepted and Agreed to as of the date first written above:

AEGON USA, Inc.
By:	/s/ James A. Beardsworth
	Name:	James A. Beardsworth
	Title:	S.V.P.

cc:	Thomas Pyra Tom Wamberg